EXHIBIT 5.1

July 20, 2007

Board of Directors Umpqua Holdings Corporation One SW Columbia Street, Suite 1200 Portland, Oregon 97258

Re:	2007 Long Term Incentive Plan
Umpqua Bank 401(k) and Profit Sharing Plan

Ladies and Gentlemen:

     We have acted as counsel to Umpqua Holdings Corporation (“Umpqua”) in connection with the registration with the Securities and Exchange Commission on Form S-8 (the “Registration Statement”) of shares of Umpqua’s common stock, no par value (the “Shares”), which may be issued in connection with the above-referenced plans (the “Plans”).

     In the course of our representation we have examined the Registration Statement, the Plans and copies of the Articles of Incorporation, Bylaws and excerpts of minutes of meetings of the Board of Directors of Umpqua. We have also received from officers of Umpqua certain other documents, corporate records, certificates and representations concerning factual matters. We have reviewed such documents and certificates, made such inquiries of public officials, and made such review of laws as we consider necessary for purposes of this opinion. We have relied as to matters of fact upon the above documents and investigation. We have assumed without investigation the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

     Based upon the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that the Shares have been duly authorized by the Company, and that when the Registration Statement is declared effective by the Securities and Exchange Commission, the Merger is consummated, and the Company has issued the Shares in the manner provided in the Plan and as described the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

     This opinion is limited to the laws of the State of Oregon and applicable federal laws of the United States of America, and to the facts bearing on this opinion

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as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our name under the caption “Interest of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                                                         Very truly yours,

                                                                         FOSTER PEPPER LLP

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